Exhibit 99.1

Pegasystems Inc. Announces Proposed Convertible Senior Notes Offering

CAMBRIDGE, Mass.—February 18, 2020—Pegasystems Inc. (“Pega”) (NASDAQ: PEGA), the software company empowering digital transformation at the world’s leading enterprises, today announced its intention to offer, subject to market and other conditions, $450,000,000 aggregate principal amount of Convertible Senior Notes due 2025 (the “notes”) in a private offering (the “offering”) to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). Pega also expects to grant the initial purchasers of the notes an option to purchase up to an additional $67,500,000 aggregate principal amount of the notes.

The notes will be senior, unsecured obligations of Pega, will accrue interest payable semi-annually in arrears, and will mature on March 1, 2025, unless earlier repurchased, redeemed or converted. Noteholders will have the right to convert their notes in certain circumstances and during specified periods. Pega will settle conversions by paying or delivering, as applicable, cash, shares of its common stock or a combination of cash and shares of its common stock, at the election of Pega. The final terms of the notes, including the initial conversion price, interest rate and certain other terms of the notes, will be determined at the time of pricing.

Pega intends to use a portion of the net proceeds from the offering to fund the cost of entering into the capped call transactions described below and intends to use the remainder of the net proceeds for working capital and other general corporate purposes, which may include purchases of Pega’s common stock following the consummation of the offering. In addition, Pega may use a portion of the net proceeds to acquire or invest in complementary companies, product lines, products or technologies. However, Pega has no understandings or agreements with respect to any such acquisition or investment. If the initial purchasers exercise their option to purchase additional notes, then Pega intends to use a portion of the additional net proceeds to fund the cost of entering into additional capped call transactions as described below.

In connection with the offering of the notes, Pega expects to enter into privately negotiated capped call transactions with certain financial institutions (the “option counterparties”). The capped call transactions are expected to cover, subject to anti-dilution adjustments substantially similar to those applicable to the notes, the number of shares of Pega’s common stock underlying the notes. If the initial purchasers exercise their option to purchase additional notes, Pega expects to enter into additional capped call transactions with the option counterparties. The capped call transactions are expected generally to reduce or offset the potential dilution to Pega’s common stock upon any conversion of notes and/or to offset any potential cash payments Pega is required to make in excess of the principal amount of the converted notes, as the case may be, with such reduction and/or offset subject to a cap.

Pega expects that, in connection with establishing their initial hedges of the capped call transactions, the option counterparties or their respective affiliates will enter into various derivative transactions with respect to Pega’s common stock and/or purchase shares of Pega’s common stock concurrently with or shortly after the pricing of the notes. This activity could increase (or reduce the size of any decrease in) the market price of Pega’s common stock or the notes at that time.

In addition, Pega expects the option counterparties or their respective affiliates may modify their hedge positions by entering into or unwinding various derivatives with respect to Pega’s common stock and/or purchasing or selling Pega’s common stock or selling Pega’s common stock or other securities in secondary market transactions following the pricing of the notes and prior to the maturity of the notes (and are likely to do so during any observation period related to a conversion of the notes). This activity could also cause or avoid an increase or decrease in the market price of Pega’s common stock or the notes, which could affect the ability to convert the notes, and, to the extent the activity occurs during any observation period related to a conversion of the notes, it could affect the number of shares and value of the consideration that noteholders will receive upon conversion of the notes.

The notes will be offered only to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act. The offer and sale of the notes and any shares of common stock issuable upon conversion of the notes have not been, and will not be, registered under the Securities Act or any other securities laws, and unless so registered, the notes and any such shares cannot be offered or sold except pursuant to an applicable exemption from, or in a transaction not subject to, such registration requirements. This press release does not constitute an offer to sell, or the solicitation of an offer to buy, the notes or any shares of common stock issuable upon conversion of the notes, nor will there be any offer or sale of the notes or any such shares, in any state or other jurisdiction in which such offer, sale or solicitation would be unlawful.

Forward-Looking Statements

This press release includes forward-looking statements, including, among other things, statements regarding the completion, timing and size of the proposed offering, the terms of the notes and the capped call transactions and expectations regarding actions of the option counterparties and their respective affiliates. In addition, other written or oral statements that constitute forward-looking statements may be made by us or on our behalf. Words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “could,” “should,” “estimate,” “may,” “target,” “project,” or variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements represent the current expectations of Pega regarding future events and are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those implied by the forward-looking statements. Among those risks and uncertainties are (i) the risk that the offering will not be consummated, (ii) changes as a result of market conditions, including market interest rates, (iii) fluctuations in the trading price and volatility of Pega’s common stock, (iv) the risk that the capped call transactions will not become effective, (v) the impact of general economic, industry or political conditions in the United States or internationally and (vi) risks relating to the Pega business, including those described in Pega’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the Securities and Exchange Commission. The forward-looking statements included in this press release speak only as of the date of this press release, and Pega does not undertake to update the statements included in this press release for subsequent developments, except as may be required by law.

Press Contact Information

Lisa Pintchman

Pegasystems Inc.

Lisa.Pintchman@pega.com

+1 617-866-6022

Twitter: @pega

Investor Contact Information

Garo Toomajanian

Pegasystems Inc.

pegainvestorrelations@pega.com

+1 617-866-6077

All trademarks are the property of their respective owners.